EXHIBIT 11



Computation of Earnings Per Share for the Quarter and Six Months Ended June 30, 1998 and 1997:

(In thousands, except per share amounts)
                                                       Quarter Ended June 30,     Six Months Ended June 30,
                                                            1998      1997                1998     1997
                                                           ------    ------              ------   ------
 Net income*
                                                           $3,875   $ 2,743             $ 7,120  $ 5,044

Earnings per common share:
     Basic                                                 $  .31   $   .22             $   .56  $   .41
     Diluted                                               $  .29   $   .21             $   .53  $   .39

Shares outstanding (average):
     Common shares                                         13,717    13,235              13,665   13,261
     Treasury shares                                       (1,028)     (863)             (1,001)    (879)
                                                          -------   -------             -------  -------
Common shares  basic (average)                             12,689    12,372              12,664   12,382
Options:  common equivalents                                  677       710                 708      695
Warrants: common equivalents                                   18        --                  19       --
                                                          -------   -------             -------  -------
Common shares  diluted (average)                           13,384    13,082              13,391   13,077
                                                          =======   =======             =======  =======

*Note: The Company did not have any outstanding preferred stock for the periods ending June 30, 1997 through 1998.